EXHIBIT 10.25

Data I/O Corporation
10525 Willows Road, NE
Redmond, WA 98053

March 13, 2001

Ms. Irene Bjorklund
519 Lake Washington Blvd.
Seattle, WA 98122

Dear Irene:

On behalf of the officers and directors of Data I/O Corporation, I am pleased to welcome you as the newest member of our management team and to extend the following offer of employment. I am thrilled to have you with us and am personally looking forward to having your help as Vice President of Sales and Marketing. Data I/O will do well under the leadership that you will bring to the selling process.

In this capacity, as Vice President of Sales and Marketing, you will report directly to me. I would like to set the start date for your employment as of March 20, 2001. Please confirm your acceptance of our offer and the start date by signing and returning the enclosed copy of this letter to our office as soon as possible.

The total cash compensation for this position is comprised of two major elements. The first is an annual base salary of $200,000 per year (or $16,666 per month). The second is an incentive bonus (prorated from your start date for year 2001) at 40% of your base salary ($38,500,000 bookings for Q2-Q4)and calculated as follows:

Percent of Plan	Incentive	Total Compensation
80%	$64,000	$264,000
90%	$72,000	$272,000
100%	$80,000	$280,000
110%	$96,000	$296,000
120%	$112,000	$312,000
130%	$128,000	$328,000
150%	$160,000	$360,000
200%	$240,000	$440,000

In addition, an award of 30,000 shares of stock options is proposed, subject to the approval of the Board of Directors. These options are priced at the average Fair Market Value of our stock at the later of the board approval date or your start date, with a 4 year quarterly vesting (6.25% per quarter).

You will be eligible for all company benefit programs as outlined in our Team Member Handbook. Your medical, dental, vision, and life insurance benefits are effective on your first day of employment. You have 30 days after you begin work to choose the type of coverage you would like. In order for us to expedite the benefits enrollment process, please complete the attached documents and return them to Human Resources with your acceptance of this offer.

Your employment is conditional upon execution of our Employment Agreement (See Attached) and completion of an I-9 Form. In order to comply with the Immigration Reform and Control Act of 1986, we must make sure that all new team members have the right to legally work in the United States. Please provide our Human Resources staff with sufficient documents to complete the I-9 Form by your first day of employment (e.g.: (1) passport (2) drivers license and social security card, or (3) drivers license and original birth certificate).

While this offer does not express or imply an employment contract between you and Data I/O for any specific period of time, we believe that the relationship will be productive and mutually beneficial.

Your signature below indicates acceptance of this offer. The terms and conditions outlined above are all of the terms and conditions of this offer. Please return one copy of this letter by March 20, 2001. The second copy is provided for your records. If you have any questions concerning this offer, please contact John Vicklund, VP Human Resources at 425-867-6817.

Sincerely,

Fred Hume
President and CEO

I am accepting this position based solely on the terms and conditions of employment described in this letter

Accepted:

/s/ IRENE BJORKLUND	03/13/01	March 20, 2001

Signature	Date Signed	Preferred Start Date

Enclosures